Total Luxury Group's Board of Directors Appoints Robert D. Bonnell President

NEW YORK, NY -- 01/26/2005 -- Total Luxury Group, Inc. (OTC BB: TLEI) has announced today that the Board of Directors voted unanimously to appoint Robert D. Bonnell, currently Vice Chairman and a Director, to the position of President with immediate effect. Mr. Bonnell spent the last 25 years as a successful investor, holding executive positions and various directorships in both the public and private sector. Mr. Bonnell is currently the Chairman and CEO of Skiff Lake Holdings Ltd. Mr. Bonnell was formerly President and CEO of Pony Sporting Goods; Vice Chairman and Managing Director of PRI Shandwick Worldwide and a Director of Canadian News Wire.

Mr. Bonnell stated, "I am honored by the confidence the Board has placed in me by giving me this position of added responsibility. My immediate goal is to assure all shareholders that the officers and directors of their Company continue to work to build a successful launch of the European luxury brand MCM into the North America market. The Company is aggressively seeking additional acquisitions in the luxury market. We are excited by the prospects before us to grow the company."

Visit www.totalluxurygroup.com, for more details and for MCM product information visit www.mcmstore.com.

1995 Private Securities Act: Statements contained herein that are not historical are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance, and other risks detailed in Total Luxury Group's filings with the SEC.

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Michelle Lanfrank
Lanfrank + Belfer Communications
1-732-936-1121
michele@lanfrankandbelfer.com